Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Gulfport Energy Corporation on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16,2001), and on Form S-3ASR (File No. 333-192113, automatically effective November 6, 2013).

/s/ GRANT THORNTON LLP

Oklahoma City, OK
February 28, 2014